AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                 ON MAY 24, 2000

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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [__] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__] Definitive Proxy Statement
      [__] Definitive Additional Materials
      [X ] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

      1)    Title of each class of securities to which transaction applies:



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      2)    Aggregate number of securities to which transaction applies:



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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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      4)    Proposed maximum aggregate value of transaction:



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      5)    Total fee paid:



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     [_] Fee paid previously with preliminary materials:


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     [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)       Amount previously paid:
     2)       Form, Schedule or Registration Statement No.:
     3)       Filing Party:
     4)       Date Filed:


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                                                                    May 24, 2000



Fellow Dexter Shareholder:

         The following is the text of a letter we forwarded to Dexter yesterday in which we withdrew the increase in ISP's acquisition proposal from $45 to $50 per share - thereby reinstating our original $45 per share cash proposal:


May 23, 2000


Mr. K. Grahame Walker
Chairman and Chief Executive Officer
Dexter Corporation
One Elm Street
Windsor Locks, CT  06096


Dear Grahame,

         This is to advise you that ISP is withdrawing herewith the increase in its proposal to acquire Dexter from $45 to $50 per share. Our original December $45 per share cash proposal to acquire the Company still stands.

         As we previously indicated, ISP has been struggling for quite some time now to keep its offer in place in the face of what we view to be Dexter's delaying tactics and its mishandling of the process to maximize shareholder value, as well as the recent volatility of the financial markets and substantial increases in interest rates. In addition, as we previously warned, your most recent decision to proceed down a path toward piecemeal liquidation of the Company's wholly owned businesses, we believe, has now diminished shareholder values. As a result of the above, ISP is no longer in a position to continue its $50 per share offer for Dexter.


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         We note that although the financial and equity markets were taking a decided downturn over recent months, you persisted in our view in overplaying your hand -- refusing to accept any of our proposals. Moreover, Dexter has continued to make repeated optimistic prognostications as to its progress with respect to the bidding process. Notwithstanding the fact that Dexter's deadline for final bids was April 19th, not until your May 17th letter to Dexter shareholders did you disclose for the first time that the downturn in the markets had adversely affected your efforts to sell Dexter. We also take note of the fact that, notwithstanding these developments, you continue to report in your May 17th shareholders' letter that you believe there is strong interest in the acquisition of Dexter and Life Technologies in a single transaction and that values in excess of $50 per share are achievable by selling off Dexter's individual businesses.

         We are extremely skeptical of these pronouncements in light of the fact that your Company has been unable to realize on its program for maximizing shareholder values since our proposal for Dexter more than five months ago. So also, as we stated earlier, we believe that the way in which the Company has handled this entire matter has only diminished shareholder value and will in our opinion continue to do so. We, of course, reserve the right to make further adjustments to our proposal for Dexter prior to the June 30 Annual Meeting so as to reflect the impact of any additional actions you may take.

         As is made clear by your threat to enter into "unconditional, binding agreements to sell the businesses" and statements by Dexter's representatives in the press to do so before the June 30 Annual Meeting, it would appear that you do not intend to seek the approval of Dexter shareholders for such sale of assets. As we have communicated earlier, we believe this is not only violative of Connecticut corporate law but totally contrary to Dexter's prior stated commitment to "present a definitive transaction to [its] shareholders". Accordingly, unless you disavow such intention, we intend to bring a legal action to preserve the right of Dexter shareholders to vote on any transactions you may be contemplating.

                                          Sincerely,



/s/ Samuel J. Heyman                      /s/ Sunil Kumar
Chairman                                  President and Chief Executive Officer
International Specialty Products Inc.     International Specialty Products Inc.



   *                 *                *                 *                 *


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         We regret having had to take this step, but the actions of Dexter's management as referred to above, as well as developments in the financial markets including substantial increases in interest rates, has left us with no reasonable alternative.

         You should know that Dexter's actions have had an adverse effect not only on ISP's efforts to acquire the Company but so also we believe on Dexter, its operating businesses, and its employees. These actions include, among others: (1) Dexter's refusal to negotiate with ISP for five months except on the condition that ISP first put a higher bid on the table; (2) Dexter's solicitation of proposals from 29 different parties, many of whom we believe, based upon conversations with financial advisors, were interested only in isolated Dexter assets and some of whom were its competitors, coupled with its continued threats of piecemeal liquidation; (3) Dexter's refusal to waive provisions of its confidentiality agreements with certain of these third parties, in effect precluding our discussions with these parties to develop alternatives for Dexter shareholders; (4) the granting of golden parachute, retention, and severance agreements, put into place for the most part after we surfaced with our Dexter interest, which impose substantial costs on any acquirer of Dexter; (5) Dexter's postponement of the Annual Meeting from April until June 30 and its refusal to definitively commit that it will not attempt a further postponement of the Meeting (although it should be noted that Dexter has recently informed a Connecticut court that it has no intention of further postponing the Meeting); (6) Dexter's refusal to permit ISP to retain certain third party consultants; and (7) Dexter's insistence on a blanket release from ISP to Dexter's officers and directors for claims arising from past conduct, known or unknown.

         We intend to continue ISP's proxy contest for the election of Directors committed to pursue the ISP proposal or a superior proposal. As you know, ISP is the largest Dexter shareholder, continues to hold an investment in Dexter valued at more than $100 million, and is as interested in maximizing the value of this investment as you are. In this regard, we are frank to state that we are extremely skeptical as to Dexter's actions and statements over the past five months, and we believe that Dexter's actions have had the effect of diminishing shareholder values rather than maximizing them. Moreover, we are convinced that the sale of Dexter in its entirety is the strategy that makes the most sense for the Company's shareholders. And in this vein, in the event that Dexter is able to consummate a sale of the Company prior to the June 30 Annual Meeting at a more favorable price than our $45 per share cash proposal, as Dexter shareholders we would welcome that result. In the meantime, with your help, we intend to see our proxy contest through to conclusion.


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         Finally, as you will see from our letter to Dexter, we have taken strong exception to any plan to sell off Dexter's businesses without shareholder approval. We believe that a piecemeal liquidation is not only imprudent as a business matter but is improper in these circumstances without the approval of the Company's shareholders. In this latter connection, such action would also be inconsistent with Dexter's prior stated commitment to "present a definitive transaction to [its] shareholders." Unless Dexter provides its shareholders with assurances in this regard, we intend to seek legal relief.

         We will naturally keep you posted as to further developments.

                                   Sincerely,


/s/ Samuel J. Heyman                      /s/ Sunil Kumar
Chairman                                  President and Chief Executive Officer
International Specialty Products Inc.     International Specialty Products Inc.







ISP HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF DEXTER CORPORATION FOR USE AT DEXTER'S 2000 ANNUAL MEETING. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE FINAL, DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE FINAL DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO ALL DEXTER SHAREHOLDERS AND WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP:\\WWW.SEC.GOV. DEXTER SHAREHOLDERS MAY ALSO OBTAIN THE FINAL DEFINITIVE PROXY STATEMENT FOR FREE FROM INNISFREE M&A INCORPORATED, BY CALLING (888) 750-5834. THE PRELIMINARY PROXY STATEMENT IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE. INFORMATION RELATING TO THE PARTICIPANTS IN ISP'S PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT.


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